Exhibit 99.1

CONTACT:	DAN FOLEY — INVESTORS	ALBERTO LOPEZ — MEDIA
	Harrah’s Entertainment, Inc.	Harrah’s Entertainment, Inc.
	(702) 407-6370	(702) 407-6344

Atwood Named Vice Chairman of Harrah’s Entertainment;
Halkyard to Assume Office of Chief Financial Officer

LAS VEGAS — August 1, 2006 — Harrah’s Entertainment, Inc. (NYSE:HET) today announced that Charles L. Atwood has been appointed vice chairman of the board of directors.

Atwood, Harrah’s chief financial officer for the last five years, will be succeeded by Jonathan S. Halkyard, who will add CFO duties to his current role as senior vice president and treasurer. Both appointments are subject to required regulatory approvals.  Atwood and Halkyard will both report directly to Gary Loveman, chairman, chief executive officer and president.

In his new role, Atwood will have oversight of all of the company’s development, design and construction efforts, as well as strategic sourcing, internal audit, enterprise risk management and security, surveillance and investigations.

Halkyard will assume oversight of the company’s finance functions. In addition to his current oversight of treasury, investor relations and planning and analysis, Halkyard will direct the company’s accounting and business intelligence functions.

“Harrah’s is embarking on an ambitious era of growth.  We will be dramatically expanding our international presence, and creating unprecedented new gaming experiences in our largest U.S. markets, Las Vegas and Atlantic City,” Loveman said. “With a distinguished career spanning nearly three decades, Chuck is ideally suited to lead the development efforts that will bring our bold visions to life.    Under Chuck’s leadership, Harrah’s will produce the next generation of compelling branded gaming experiences for our guests — and long-term, consistent growth for our stockholders.”

 “Jonathan has handled the treasurer’s office with remarkable skill,” Loveman said.  “He has built strong relationships with investors, consistently negotiated favorable terms on our bank facilities and debt offerings, and helped guide us through the two largest acquisitions in our company’s history.  I’m confident he will make an outstanding CFO.”

Prior to assuming the role of CFO in 2001, Atwood held numerous finance and development positions with the company, including treasurer. He joined the company in 1979, and was appointed to the company’s board of directors in July 2005.

Halkyard joined the company in 1999 as director of finance at Harrah’s Lake Tahoe, and later served as assistant general manager of Harrah’s and Harveys Lake Tahoe, assistant general manager of Harrah’s Las Vegas and vice president of finance for Harrah’s Entertainment before being named treasurer in 2003.

Harrah’s Entertainment, Inc. is the world’s largest provider of branded casino entertainment through operating subsidiaries.  Since its beginning in Reno, Nevada 68 years ago, Harrah’s has grown through development of new properties, expansions and acquisitions.  Harrah’s Entertainment is focused on building loyalty and value with its customers through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence and technology leadership.

 More information about Harrah’s is available at its Web site — www.harrahs.com.